Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901
Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS
AND CONFIRMS FULL YEAR EARNINGS OUTLOOK

Highlights
•	Record net income per share of $0.41
•	Record adjusted net income per share of $0.42
•	Continued significant improvement in the plastic container business
•	Strong growth and accretion from Dispensing Systems operations
•	Announced redemption of all outstanding 5% Senior Notes

STAMFORD, CT, April 25, 2018 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported first quarter 2018 net income of $45.7 million, or $0.41 per diluted share, as compared to first quarter 2017 net income of $23.2 million, or $0.21 per diluted share.

"We are pleased with our first quarter 2018 results, as we reported record adjusted net income per diluted share of $0.42, an increase of 35.5 percent over the prior year period," said Tony Allott, President and CEO.  "Our closures business continued its strong performance primarily as a result of the inclusion of the Dispensing Systems operations, which was further enhanced by higher volumes in the fragrance, health care and lawn and garden markets.  Our plastic container business benefitted in the first quarter of 2018 from higher volumes and continued strong operating performance.  As expected, segment income
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SILGAN HOLDINGS
April 25, 2018

in our metal container business was lower than the prior year, as the planned reduction in the seasonal inventory build resulted in a less favorable absorption of overhead costs," continued Mr. Allott.  "Since much of our performance in the quarter was driven by timing factors, we are confirming our full year 2018 earnings estimate of adjusted net income per diluted share in the range of $2.03 to $2.13, an increase of 26 percent at the midpoint of the range as compared to 2017," concluded Mr. Allott.

Adjusted net income per diluted share was $0.42 for the first quarter of 2018, after an adjustment increasing net income per diluted share by $0.01.  Adjusted net income per diluted share was $0.31 for the first quarter of 2017, after adjustments increasing net income per diluted share by $0.10. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

All per share amounts for the first quarter of 2017 have been adjusted for the two-for-one stock split that occurred on May 26, 2017.

Net sales for the first quarter of 2018 were $1.01 billion, an increase of $206.9 million, or 25.7 percent, as compared to $805.4 million in 2017.  This increase was the result of the acquisition of the Dispensing Systems operations in April 2017 and higher net sales in each of the businesses.

Income before interest and income taxes for the first quarter of 2018 was $92.2 million, an increase of $35.4 million, or 62.3 percent, as compared to $56.8 million for the first quarter of 2017, and margins increased to 9.1 percent from 7.1 percent for the same periods.  The increase in income before interest and income taxes was the result of higher segment income in the closures and plastic container businesses, partially offset by lower segment income in the metal container business. Rationalization charges were $0.7 million and $0.9 million in the first quarters of 2018 and 2017, respectively. Additionally, the first quarter of 2017 included costs attributed to announced acquisitions of $13.2 million.
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SILGAN HOLDINGS
April 25, 2018

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2018 was $30.5 million, an increase of $10.1 million as compared to the first quarter of 2017.  This increase was primarily due to higher average outstanding borrowings principally as a result of borrowings for the acquisition of Dispensing Systems and higher weighted average interest rates. Loss on early extinguishment of debt of $2.7 million in the first quarter of 2017 was primarily a result of the prepayment of outstanding U.S. term loans and Euro term loans under the previous senior secured credit facility in conjunction with the issuance of the 4 ¾% senior notes due 2025 and the 3 ¼% senior notes due 2025.

The effective tax rates were 25.9 percent and 31.0 percent for the first quarters of 2018 and 2017, respectively.  The effective tax rate in the first quarter of 2018 benefitted from the recently enacted U.S. Tax Cuts and Jobs Act of 2017, partially offset by higher income in less favorable tax jurisdictions.  The effective tax rate in the first quarter of 2017 benefitted from higher income in more favorable tax jurisdictions.

Metal Containers

Net sales of the metal container business were $486.0 million for the first quarter of 2018, an increase of $19.8 million, or 4.2 percent, as compared to $466.2 million in the first quarter of 2017.  This increase was primarily the result of the pass through of higher raw material and other manufacturing costs and the impact of favorable foreign currency translation, partially offset by a less favorable mix of products sold and lower unit volumes of approximately two percent.  Unit volumes declined primarily as a result of lower volumes with certain customers who bought ahead in the fourth quarter of 2017, the carry-over impact from a customer loss in the prior year and a customer plant shutdown in the fruit market, partially offset by continued growth in volumes for pet food.

Segment income of the metal container business in the first quarter of 2018 decreased $6.8 million to $37.1 million as compared to $43.9 million in the first quarter of 2017, and segment income margin decreased to 7.6 percent from 9.4 percent over the same periods.  The decrease in segment income was primarily attributable to the unfavorable impact from the planned lower seasonal inventory build in the first quarter of 2018 as compared to the
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SILGAN HOLDINGS
April 25, 2018

prior year period, a less favorable mix of products sold, lower unit volumes and foreign currency transaction gains in the prior year period, partially offset by lower manufacturing costs.

Closures

Net sales of the closures business were $370.3 million in the first quarter of 2018, an increase of $172.6 million, or 87.3 percent, as compared to $197.7 million in the first quarter of 2017.  This increase was primarily the result of the inclusion of the Dispensing Systems operations which was acquired in April 2017, the impact of favorable foreign currency translation and the pass through of higher raw material costs, partially offset by lower unit volumes of approximately four percent in the legacy closures operations principally as a result of the timing of customer purchases for the single-serve beverage market.

Segment income of the closures business for the first quarter of 2018 increased $24.4 million to $48.2 million as compared to $23.8 million in the first quarter of 2017, and segment income margin increased to 13.0 percent from 12.0 percent over the same periods.  The increase in segment income was primarily due to the inclusion of the Dispensing Systems operations and continued strong operating performance despite lower unit volumes in the legacy closures operations.

Plastic Containers

Net sales of the plastic container business were $156.0 million in the first quarter of 2018, an increase of $14.5 million, or 10.2 percent, as compared to $141.5 million in the first quarter of 2017.  This increase was principally due to the pass through of higher raw material costs, higher volumes of approximately five percent and the impact of favorable foreign currency translation.

Segment income of the plastic container business for the first quarter of 2018 was $11.1 million, an increase of $4.3 million as compared to $6.8 million in the first quarter of 2017, and segment income margin increased to 7.1 percent from 4.8 percent over the same periods.  The increase in segment income was primarily attributable to higher volumes and lower manufacturing costs.
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SILGAN HOLDINGS
April 25, 2018

Outlook for 2018

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2018 in the range of $2.03 to $2.13, which excludes rationalization charges and loss on early extinguishment of debt.  This estimate compares to adjusted net income per diluted share for the full year of 2017 of $1.65.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2018, which excludes rationalization charges and loss on early extinguishment of debt, in the range of $0.50 to $0.54. At the midpoint of this range, this estimate reflects a 48.6 percent increase over adjusted net income per diluted share of $0.35 in the second quarter of 2017. The earnings estimate for the second quarter of 2018 anticipates improvement in each of the businesses over the prior year period. The second quarter of 2017 included the unfavorable impact of an $11.9 million charge for the write-up of inventory of the Dispensing Systems operations for purchase accounting.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2018 at 11:00 a.m. eastern time on April 25, 2018. The toll free number for those in the U.S. and Canada is (800) 289-0438, and the number for international callers is (323) 794-2423.  For those unable to listen to the live call, a taped rebroadcast will be available through May 9, 2018.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 2087308.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.1 billion in 2017.  Silgan operates 99 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition,

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SILGAN HOLDINGS
April 25, 2018

the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2017 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2018	2017

Net sales	$1,012.3	$805.4

Cost of goods sold (1)	852.3	687.4

Gross profit	160.0	118.0

Selling, general and administrative expenses (1)	76.7	68.6

Rationalization charges	0.7	0.9

Other pension and postretirement (1)	(9.6)	(8.3)

Income before interest and income taxes	92.2	56.8

Interest and other debt expense before loss on early extinguishment of debt	30.5	20.4

Loss on early extinguishment of debt	-	2.7

Interest and other debt expense	30.5	23.1

Income before income taxes	61.7	33.7

Provision for income taxes	16.0	10.5

Net income	$45.7	$23.2

Earnings per share: (2)
Basic net income per share	$0.41	$0.21
Diluted net income per share	$0.41	$0.21

Cash dividends per common share (2)	$0.10	$0.09

Weighted average shares (000's): (2)
Basic	110,492	110,231
Diluted	111,558	111,215

(1)
Includes the impact of the Accounting Standards Update issued by the Financial Accounting Standards Board which amended the presentation of net periodic pension and postretirement benefit costs to report certain components, including interest cost, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses, separately.  These items have been restated from cost of goods sold and selling, general and administrative expenses to other pension and postretirement for each of the quarters ended March 31, 2018 and 2017.

(2)	Per share and share amounts for 2017 have been adjusted for the two-for-one stock split that occurred on May 26, 2017.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2018	2017
Net sales:
Metal containers	$486.0	$466.2
Closures	370.3	197.7
Plastic containers	156.0	141.5
Consolidated	$1,012.3	$805.4

Segment income:
Metal containers (a)	$37.1	$43.9
Closures (b)	48.2	23.8
Plastic containers (c)	11.1	6.8
Corporate (d)	(4.2)	(17.7)
Consolidated	$92.2	$56.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2018	2017	2017
Assets:
Cash and cash equivalents	$174.5	$350.6	$53.5
Trade accounts receivable, net	578.6	331.7	454.6
Inventories	743.3	712.9	721.3
Other current assets	72.1	48.4	62.5
Property, plant and equipment, net	1,502.9	1,166.6	1,489.9
Other assets, net	1,881.1	1,039.8	1,863.6
Total assets	$4,952.5	$3,650.0	$4,645.4

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$700.6	$512.8	$849.4
Current and long-term debt	2,933.4	2,172.0	2,547.3
Other liabilities	493.7	474.9	482.6
Stockholders' equity	824.8	490.3	766.1
Total liabilities and stockholders' equity	$4,952.5	$3,650.0	$4,645.4

(a) Includes rationalization charges of $0.5 million and $0.7 million in 2018 and 2017, respectively.
(b) Includes rationalization charges of $0.1 million in 2017.
(c) Includes rationalization charges of $0.2 million and $0.1 million in 2018 and 2017, respectively.
(d) Includes costs attributed to announced acquisitions of $13.2 million in 2017.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2018	2017

Cash flows provided by (used in) operating activities:
Net income	$45.7	$23.2
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	48.9	37.6
Rationalization charges	0.7	0.9
Loss on early extinguishment of debt	-	2.7
Other changes that provided (used) cash:
Trade accounts receivable, net	(49.6)	(41.5)
Inventories	(74.5)	(107.4)
Trade accounts payable and other changes, net	(61.4)	(56.4)
Net cash used in operating activities	(90.2)	(140.9)

Cash flows provided by (used in) investing activities:
Capital expenditures	(49.2)	(38.9)
Other investing activities	0.8	0.4
Net cash used in investing activities	(48.4)	(38.5)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(11.3)	(10.1)
Changes in outstanding checks – principally vendors	(87.8)	(78.9)
Net borrowings and other financing activities	357.4	594.3
Net cash provided by financing activities	258.3	505.3

Effect of exchange rate changes on cash and cash equivalents	1.3	-

Cash and cash equivalents:
Net increase	121.0	325.9
Balance at beginning of year	53.5	24.7
Balance at end of period	$174.5	$350.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
(UNAUDITED)
 For the quarter ended March 31,

Table A

	2018	2017

Net income per diluted share as reported	$0.41	$0.21

Adjustments:
Rationalization charges	0.01	-
Loss on early extinguishment of debt	-	0.02
Costs attributed to announced acquisitions	-	0.08
Adjusted net income per diluted share	$0.42	$0.31

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2018	2018	2017	2018	2018	2017
Net income per diluted share as estimated
for 2018 and as reported for 2017	$0.49	$0.53	$0.25	$2.01	$2.11	$2.42

Adjustments:
Rationalization charges	-	-	0.02	0.01	0.01	0.04
Loss on early extinguishment of debt	0.01	0.01	0.02	0.01	0.01	0.04
Costs attributed to announced acquisitions	-	-	0.06	-	-	0.15
Effective tax rate adjustments	-	-	-	-	-	(1.00)
Adjusted net income per diluted share as estimated for 2018 and presented for 2017	$0.50	$0.54	$0.35	$2.03	$2.13	$1.65

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the loss on early extinguishment of debt and the effective tax rate adjustments primarily due to the recently enacted U.S. Tax Cuts and Jobs Act of 2017 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company.  The effective tax rate adjustments are primarily a result of the impact of the recently enacted U.S. Tax Cuts and Jobs Act of 2017 principally as a result of the revaluation of the net deferred tax liabilities at the new lower estimated corporate tax rate and is viewed by the Company as a period adjustment that is not indicative of the effective tax rate of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share and share amounts for the first quarter of 2017 have been adjusted for the two-for-one stock split that occurred on May 26, 2017.